EXHIBIT 23.3

CONSENT OF PETROLEUM ENGINEERS

We consent to all references to our firm in the form and context in which they appear in, or are incorporated by reference into, this Registration Statement on Form S-3 of PEDEVCO Corp. (the “Company”) and to all the references to, and to the incorporation by reference into this Form S-3 of our report dated January 22, 2026, entitled “PEDEVCO Corp. Interests – Various Oil and Gas Properties in CO, NM and WY – Total Proved Reserves as of December 31, 2025”, and the information from our Report contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

We also consent to the reference to us under the caption “Experts” in the Prospectus forming a part of the Registration Statement.

CAWLEY, GILLESPIE & ASSOCIATES, INC. Texas Registered Engineering Firm F-693

By:
W. Todd Brooker
President

Austin, Texas

August 25, 2026